Exhibit 23.1
[LETTERHEAD OF GALAZ, YAMAZAKI, RUIZ URQUIZA, S.C. MEMBER OF DELOITTE TOUCHE TOHMATSU]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form F-3 of our reports dated June 29, 2007, relating to the financial statements and management’s report on the effectiveness of internal control over financial reporting, (which reports (1) express un unqualified opinion on the financial statements and include explanatory paragraphs referring to (i) the nature and effect of differences between Mexican Financial Reporting Standards and accounting principles generally accepted in the United States of America (“U.S. GAAP”); (ii) the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)”; (iii) the restatement of the reconciliation to U.S. GAAP for 2005 and 2004; and (iv) the translation of Mexican peso amounts into U.S. dollar amounts), (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) appearing in the Annual Report on Form 20-F of Empresas ICA, S.A.B. de C.V. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
We also consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 20, 2006, except the updating of all amounts to Venezuelan bolivars of purchasing power of December 31, 2006, as to which the date is June 29, 2007, relating to the financial statements of Consorcio Dragados ICA Vialpa (“Dravica”) as of December 31, 2005 and for the year then ended (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to (i) the nature and effect of differences between accounting principles generally accepted in Venezuela and U.S. GAAP; and (ii) the temporary suspension by the Venezuelan government of trading of foreign currencies in Venezuela; as a result, Dravica’s operations may be affected by the ability to obtain certain regulatory approvals related to foreign currencies or the availability of such currencies, which as the date of such report, Dravica did not have sufficient information to determine the possible effects of this situation on its 2005 financial statements) appearing in the Annual Report on Form 20-F of Empresas ICA, S.A.B. de C.V. for the year ended December 31, 2006.
We also consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 10, 2006, except for the restatement of pesos to purchasing power of June 30, 2006, the convenience translation of Mexican peso amounts into U.S. dollars, Notes 19 and 20, and the effects of the reverse stock split on all share, per share and option data, as to which the date is November 6, 2006, relating to the financial statements of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. and subsidiaries (the “Company”) as of December 31, 2005, 2004 and 2003 and for each of the three years in the period ended December 31, 2005 (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs related to (i) the reconciliation of consolidated net income and stockholders’ equity from accounting principles generally accepted in Mexico to U.S. GAAP and (ii) the translation of Mexican peso amounts into U.S. dollar amounts) appearing in the Current Report on Form 6-K of the Empresas ICA, S.A.B. de C.V. and subsidiaries dated September 7, 2007.
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
/s/ Arturo Vargas
C.P.C. Arturo Vargas
September 10, 2007